For Immediate Release

EXHIBIT 99.1

Waste Management Announces Third Quarter Earnings

Revenue Grows 5.6% With Both Strong Price and Volume Company Again Increases Full-Year 2016 EPS Guidance	FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Beck 713.394.5093 tbeck3@wm.com
HOUSTON — October 26, 2016— Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended September 30, 2016. Revenues for the third quarter of 2016 were $3.55 billion compared with $3.36 billion for the same 2015 period. Net income for the quarter was $302 million, or $0.68 per diluted share, compared with net income of $335 million, or $0.74 per diluted share, for the third quarter of 2015.(a) On an as-adjusted basis, excluding certain items, net income was $374 million, or $0.84 per diluted share, in the third quarter of 2016.(b)

The Company’s as-adjusted third quarter 2016 results exclude $0.16 per diluted share of non-cash charges related to the impairment of certain assets and an increase to estimated remediation reserves. The Company incurred pre-tax charges of $43 million related to the impairment of a rural landfill, and $42 million related to estimated environmental remediation at a third-party closed site that was operated by a company in the mid-1960s, prior to our acquisition of that company’s parent in 1998.(b)

David P. Steiner, Chief Executive Officer of Waste Management, commented, “Our focus on improving core price, growing high margin volumes, and containing costs continued our strong performance from the first half of 2016, as we again exceeded our revenue, earnings, and margin targets. In the third quarter, core price was 4.7% and volumes were positive 1.6%, leading to a 5.6% increase in revenue. Overall, the combined positive price, volume growth, and cost management drove increases in adjusted operating income, adjusted operating EBITDA, and margins when compared to the third quarter of 2015.”(b)(c)

KEY HIGHLIGHTS FOR THE THIRD QUARTER 2016

•	Overall revenue increased by 5.6%, or $188 million. The revenue increase was driven by positive yield and volume in the Company’s collection and disposal business of $110 million. Acquisitions, net of divestitures, contributed $60 million of revenue growth to the current quarter. Recycling yield and volume also increased $27 million. These increases were partially offset by $11 million in lower fuel surcharge revenue. The impact of foreign currency was immaterial in the third quarter.
•	Core price, which consists of price increases net of rollbacks and fees, other than the Company’s fuel surcharge, was 4.7%, up from 4.0% in the third quarter of 2015.(c)
•	Internal revenue growth from yield for collection and disposal operations was 2.1%.
•	Traditional solid waste business internal revenue growth from volume was a positive 1.6% in the third quarter of 2016, an increase of 80 basis points from the second quarter of 2016, and 170 basis points from the third quarter of 2015. Total company internal revenue growth from volume was also a positive 1.6% in the third quarter of 2016, an increase of 120 basis points from the second quarter of 2016, and 300 basis points from the third quarter of 2015.

•	Average recycling commodity prices at the Company’s recycling facilities increased 13.6% in the third quarter of 2016 from the prior year period. Recycling volumes improved 0.9% in the third quarter. Results in the Company’s recycling line of business improved by almost $0.03 per diluted share when compared to the prior year period.
•	As a percent of revenue, operating expenses were 62.5% in the third quarter of 2016, as compared to 62.4% in the third quarter of 2015, driven primarily by increased leachate disposal costs, which were about $0.03 per diluted share in the quarter.
•	As a percent of revenue, SG&A expenses were 9.3% in the third quarter of 2016, compared to 9.8% in the third quarter of 2015, an improvement of 50 basis points.
•	Net cash provided by operating activities was $753 million, compared to $657 million in the third quarter of 2015.
•	Capital expenditures for the quarter were $333 million, compared to $335 million in the third quarter of 2015.
•	The Company had $8 million of proceeds from the sale of assets and businesses in the quarter, $28 million less than in the third quarter of 2015.
•	Free cash flow was $428 million in the third quarter of 2016 as compared to $358 million in the third quarter of 2015.(b)
•	The Company returned $182 million to shareholders through dividends during the third quarter.
•	The effective tax rate was 33.7%. Adjusting for the items excluded from the Company’s as-reported results, the tax rate was 33.5%. The Company still expects its full year as-adjusted tax rate to be approximately 35%.(b)

Steiner concluded, “In 2016, we have seen three consecutive quarters of strong price, positive volume, and better than expected earnings performance. As a result, we are again raising our adjusted diluted earnings per share guidance for 2016. Our previous guidance for adjusted earnings per diluted share was between $2.83 and $2.86 for the full year. For the fourth quarter of 2016, we are confident that we can meet or exceed the current Wall Street consensus. Doing so will lead to full year adjusted earnings per diluted share of at least $2.91, which is a more than 5% increase from the mid-point of our initial 2016 guidance, and a more than 11% increase from 2015. We are also confident that we can achieve our free cash flow guidance for 2016 of between $1.6 and $1.7 billion.”(b)

(a)	For purposes of this press release, all references to “Net income” refer to the financial statement line items “Net income attributable to Waste Management, Inc.”.
(b)	This press release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income, earnings per diluted share, operating income and margin, operating EBITDA and margin, and tax rate have been referred to as “adjusted” in certain instances, excluding items identified in the reconciliations provided.

The Company’s projected full year 2016 earnings per diluted share and full year expected adjusted tax rate are not based on GAAP calculations and are anticipated to be adjusted to exclude the effects of events or circumstances in 2016 that are not representative or indicative of the Company’s results of operations, including the items excluded from our as-adjusted second and third quarter 2016 results. Projected GAAP earnings per diluted share and effective tax rate for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share or expected tax rate to a GAAP projection.

The Company also discusses free cash flow and provides a projection of free cash flow. Free cash flow is a non-GAAP measure. The company discusses free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly titled measures reported by other companies.

The Company defines operating EBITDA as income from operations before depreciation and amortization; this measure may not be comparable to similarly titled measures reported by other companies. Management uses this measure as an indicator of the Company’s operating performance and ability to pay dividends, fund acquisitions, capital expenditures and other investments and, in the absence of refinancing, to repay debt obligations. Adjusted operating EBITDA is a non-GAAP measure and is not intended to replace net income, income from operations or net cash provided by operating activities.

The quantitative reconciliations of non-GAAP measures used herein to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected earnings per diluted share and expected tax rate. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

(c)	Core price is a performance metric used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies. Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the third quarter 2016 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 90149575 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Wednesday, October 26, 2016 through 5:00 PM (Eastern) on Wednesday, November 9, 2016. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 90149575.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to statements regarding 2016 earnings per diluted share; 2016 free cash flow; 2016 adjusted tax rate; and future Company performance, including earnings improvement, cash flow and volume trends. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate such acquisitions; failure to obtain the results anticipated from acquisitions; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com or www.thinkgreen.com.

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Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended September 30,
	2016	2015
Operating revenues	$3,548	$3,360

Costs and expenses:
Operating	2,216	2,095
Selling, general and administrative	330	330
Depreciation and amortization	336	330
Restructuring	—	2
Expense from divestitures, asset impairments and unusual items	106	2

	2,988	2,759

Income from operations	560	601

Other income (expense):
Interest expense, net	(94)	(95)
Equity in net losses of unconsolidated entities	(9)	(9)
Other, net	—	(1)

	(103)	(105)

Income before income taxes	457	496
Provision for income taxes	153	159

Consolidated net income	304	337
Less: Net income attributable to noncontrolling interests	2	2

Net income attributable to Waste Management, Inc.	$302	$335

Basic earnings per common share	$0.68	$0.75

Diluted earnings per common share	$0.68	$0.74

Basic common shares outstanding	442.9	449.6

Diluted common shares outstanding	445.7	452.7

Cash dividends declared per common share	$0.41	$0.385

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended September 30,
	2016	2015
EPS Calculation:
Net income attributable to Waste Management, Inc.	$302	$335

Number of common shares outstanding at end of period	442.0	446.5
Effect of using weighted average common shares outstanding	0.9	3.1

Weighted average basic common shares outstanding	442.9	449.6
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.8	3.1

Weighted average diluted common shares outstanding	445.7	452.7

Basic earnings per common share	$0.68	$0.75

Diluted earnings per common share	$0.68	$0.74

(2)

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Operating revenues	$10,149	$9,715

Costs and expenses:
Operating	6,339	6,204
Selling, general and administrative	1,032	1,000
Depreciation and amortization	988	944
Restructuring	4	7
Expense from divestitures, asset impairments and unusual items	107	17

	8,470	8,172

Income from operations	1,679	1,543

Other income (expense):
Interest expense, net	(282)	(294)
Loss on early extinguishment of debt	(4)	(552)
Equity in net losses of unconsolidated entities	(32)	(32)
Other, net	(49)	(2)

	(367)	(880)

Income before income taxes	1,312	663
Provision for income taxes	466	184

Consolidated net income	846	479
Less: Net loss attributable to noncontrolling interests	(1)	(1)

Net income attributable to Waste Management, Inc.	$847	$480

Basic earnings per common share	$1.91	$1.06

Diluted earnings per common share	$1.89	$1.05

Basic common shares outstanding	444.3	454.5

Diluted common shares outstanding	447.1	457.5

Cash dividends declared per common share	$1.23	$1.155

(3)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
EPS Calculation:
Net income attributable to Waste Management, Inc.	$847	$480

Number of common shares outstanding at end of period	442.0	446.5
Effect of using weighted average common shares outstanding	2.3	8.0

Weighted average basic common shares outstanding	444.3	454.5
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.8	3.0

Weighted average diluted common shares outstanding	447.1	457.5

Basic earnings per common share	$1.91	$1.06

Diluted earnings per common share	$1.89	$1.05

(4)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$30	$39
Receivables, net	2,040	2,094
Other	223	212

Total current assets	2,293	2,345

Property and equipment, net	10,842	10,665
Goodwill	6,227	5,984
Other intangible assets, net	617	477
Other assets	777	896

Total assets	$20,756	$20,367

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,232	$2,257
Current portion of long-term debt	432	253

Total current liabilities	2,664	2,510

Long-term debt, less current portion	8,829	8,676
Other liabilities	3,880	3,814

Total liabilities	15,373	15,000

Equity:
Waste Management, Inc. stockholders’ equity	5,359	5,345
Noncontrolling interests	24	22

Total equity	5,383	5,367

Total liabilities and equity	$20,756	$20,367

Note: Prior year information has been reclassified to conform to 2016 presentation.

(5)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Consolidated net income	$846	$479
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	988	944
Loss on early extinguishment of debt	4	552
Other	282	223
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	87	(226)

Net cash provided by operating activities	2,207	1,972

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(600)	(473)
Capital expenditures	(962)	(864)
Proceeds from divestitures of businesses and other assets (net of cash divested)	32	114
Net receipts from restricted trust and escrow accounts, and other	(20)	42

Net cash used in investing activities	(1,550)	(1,181)

Cash flows from financing activities:
New borrowings	2,536	2,060
Debt repayments	(2,210)	(2,421)
Premiums paid on early extinguishment of debt	(2)	(555)
Common stock repurchase program	(500)	(600)
Cash dividends	(546)	(523)
Exercise of common stock options	57	53
Other, net	(1)	3

Net cash used in financing activities	(666)	(1,983)

Effect of exchange rate changes on cash and cash equivalents	—	(2)

Decrease in cash and cash equivalents	(9)	(1,194)
Cash and cash equivalents at beginning of period	39	1,307

Cash and cash equivalents at end of period	$30	$113

(6)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	September 30, 2016	June 30, 2016	September 30, 2015
Operating Revenues by Lines of Business
Collection
Commercial	$881	$865	$841
Residential	630	622	630
Industrial	633	613	594
Other	110	111	92

Total Collection	2,254	2,211	2,157
Landfill	831	792	781
Transfer	397	391	359
Recycling	325	290	297
Other	432	407	387
Intercompany (a)	(691)	(666)	(621)

Operating revenues	$3,548	$3,425	$3,360

	Quarters Ended
	September 30, 2016		September 30, 2015
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$74	2.2%	$(22)	-0.6%
Volume	53	1.6%	(46)	-1.4%

Internal revenue growth	127	3.8%	(68)	-2.0%
Acquisition	65	1.9%	53	1.6%
Divestitures	(5)	-0.1%	(186)	*
Foreign currency translation	1	0.0%	(41)	-1.2%

	$188	5.6%	$(242)	-6.7%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection and disposal	$60	2.1%	$52	1.8%
Recycling commodities	25	8.7%	(27)	-8.1%
Fuel surcharges and mandated fees	(11)	-8.5%	(47)	-26.3%

Total	$74	2.2%	$(22)	-0.6%

	Quarters Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Free Cash Flow Analysis (b)
Net cash provided by operating activities	$753	$657	$2,207	$1,972
Capital expenditures	(333)	(335)	(962)	(864)
Proceeds from divestitures of businesses and other assets (net of cash divested)	8	36	32	114

Free cash flow	$428	$358	$1,277	$1,222

*	Percentage change does not provide a meaningful comparison.
(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	September 30, 2016	June 30, 2016	September 30, 2015
Balance Sheet Data
Cash and cash equivalents	$30	$39	$113

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,261	$9,530	$8,996
Total equity	5,383	$5,228	5,257

Total capital	$14,644	$14,758	$14,253

Debt-to-total capital	63.2%	64.6%	63.1%

Capitalized interest	$2	$3	$4

Acquisition Summary (a)
Gross annualized revenue acquired	$23	$21	$36

Total consideration	$32	$37	$56

Cash paid for acquisitions	$28	$35	$19

Other Operational Data
Internalization of waste, based on disposal costs	65.8%	65.6%	65.7%

Total landfill disposal volumes (tons in millions)	28.0	26.7	26.1

Active landfills	248	248	252

Sites accepting waste at the end of each period presented	233	234	238

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$98.3	$96.7	$94.0
Asset retirement costs	18.7	18.4	24.8

Total landfill amortization expense (b)	117.0	115.1	118.8
Accretion and other related expense	19.6	19.2	19.3

Landfill amortization, accretion and other related expense	$136.6	$134.3	$138.1

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods except for Cash paid for acquisitions, which may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended September 30, 2016 as compared to the quarter ended September 30, 2015 reflects a decrease in amortization expense of of approximately $1.8 million primarily due to changes in landfill estimates identified in both quarters, offset in part due to an increase in volume.

(8)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended September 30, 2016
Adjusted Net Income and Earnings Per Diluted Share	After-Tax Amount	Per Share Amount
Net income and diluted EPS, as-reported	$302	$0.68

Adjustment to net income and diluted EPS:
Expense from divestitures, asset impairments and unusual items	72	0.16

Adjusted net income and diluted EPS (a)	$374	$0.84

	Quarter Ended September 30, 2016
Adjusted Tax Expense Reconciliation and Effective Tax Rate	Pre-tax Income	Tax Expense	Effective Tax Rate (b)
As reported amounts	$457	$153	33.7%

Adjustment:
Expense from divestitures, asset impairments and unusual items (c)	106	34

As adjusted amounts	$563	$187	33.5%

2016 Projected Free Cash Flow Reconciliation (d)
	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,950	$3,100
Capital expenditures	(1,400)	(1,450)
Proceeds from divestitures of businesses and other assets (net of cash divested)	50	50

Free Cash Flow	$1,600	$1,700

(a)	Third quarter 2016 adjusted earnings per diluted share increased $0.10, or 13.5%, as compared with $0.74 per diluted share as-reported results for the same period prior year.
(b)	The Company calculates its Effective Tax Rate based on actual dollars. Rounding differences occurred when the Effective Tax Rate was calculated using Pre-tax Income and Tax Expense amounts included in the table above, as these items have been rounded in millions.
(c)	Primarily includes pre-tax charges of i) $43 million related to the impairment of a rural landfill and ii) $42 million related to estimated environmental remediation at a closed site.
(d)	The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2016. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(9)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended September 30, 2016
Adjusted Income from Operations, Adjusted Operating EBITDA and both as a Percent of Revenues	Amount		As a % of Revenues
Operating revenues, as-reported	$3,548

Income from operations, as-reported	560
Adjustment to income from operations:
Expenses from divestitures, asset impairments and unusual items	106

Adjusted income from operations	666	(a)	18.8	%(a)
Depreciation and amortization	336

Adjusted operating EBITDA	$1,002	(b)	28.2	%(b)

	Quarter Ended September 30, 2015
Income from Operations, Operating EBITDA and both as a Percent of Revenues	Amount		As a % of Revenues
Operating revenues, as-reported	$3,360

Income from operations, as-reported	601	(a)	17.9	%(a)
Depreciation and amortization	330

Operating EBITDA	931	(b)	27.7	%(b)

(a)	Adjusted income from operations increased $65 million, or 90 basis points as a percent of revenues, as compared with as-reported results for the same period prior year.
(b)	Adjusted operating EBITDA increased $71 million, or 50 basis points as a percent of revenues, as compared with as-reported results for the same period prior year.

(10)